Exhibit 5.1

June 9. 2016

Volt Information Sciences, Inc.

1133 Avenue of the Americas, 15th Floor

New York, New York 10036

Re:          Volt Information Sciences, Inc.

Deferred Compensation and Supplemental Savings Plan

Ladies and Gentlemen:

This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) which Volt Information Sciences, Inc., a New York corporation (the “Company”), proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of $25,000,000 of the Company’s deferred compensation obligations (the “Deferred Compensation Obligations”) which may be issued pursuant to the Volt Information Sciences, Inc. Deferred Compensation and Supplemental Savings Plan (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined originals, or copies certified to our satisfaction, of (i) the Registration Statement, (ii) the Plan and (iii) such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Deferred Compensation Obligations, when issued by the Company in the manner provided pursuant to the Plan, and any relevant agreements thereunder, has been duly authorized and will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject, as to enforcement (a) to bankruptcy, insolvency, reorganization, readjustment of debt, arrangement, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights generally, and (b) to general principles of equity, whether such enforcement is considered in a proceeding at equity or at law.

The foregoing opinion is limited to matters involving the law of the State of New York and the federal law of the United States.

I am furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations thereunder.

Very truly yours,

/s/ Sharon H. Stern
Sharon H. Stern, SVP-Legal Affairs
Volt Information Sciences, Inc.
Counsel to the Company